As filed with the United States Securities and Exchange Commission on April 20, 20001
                                                                                                                                       Registration No. 333-56550
======================================================================================================================================================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

Trico Marine Services, Inc.
Trico Marine Assets, Inc.
Trico Marine Operators, Inc.
(Exact name of each registrant as specified in its charter)

Delaware Delaware Louisiana	250 North American Court Houma, Louisiana 70363 (504) 851-3833	72-1252405 72-1252404 72-1096124
(State or other jurisdiction of incorporation or organization)	(Address, including zip code and telephone number including area code, of each registrant's principal executive offices)	(I.R.S. Employer Identification Number)

_______________________________

Victor M. Perez
Vice President, Chief Financial Officer
and Treasurer
Trico Marine Services, Inc.
2401 Fountainview Drive, Suite 920
Houston, Texas 77057
(713) 780-9926
(Name, address, including zip code, and telephone
number, including area code, of agent for service
for each registrant)

Copy to: William B. Masters Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, 51st Floor New Orleans, Louisiana 70170 Phone: (504) 582-8000 Fax: (504) 582-8012

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
_____________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. 9

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. :

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 9

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 9

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 9

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed Maximum Aggregate Offering price(1)(11)	Amount of registration fee(2)
Primary Offering: Common Stock(2)(4) Preferred Stock(5) Depositary Shares(6) Debt Securities(7) Guarantees of Debt Securities(8) Warrants(9) Secondary Offering: Common Stock	$97,065,049(10)(11) 2,000,000 shares	100% $14,625(12)	$ 97,065,049 $ 29,250,000(12)	$24,266 $ 7,312
Total:			$126,315,049	$31,578(13)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(2)

Pursuant to Rule 429 under the Securities Act, this Registration Statement also relates to an additional $52,934,951 of securities we previously registered on Registration Statement No. 333-34466, as to which $13,975 fee has already been paid.

(3)	Subject to note (10) below, we are registering an indeterminate number of shares of common stock thatwe may issue from time to time at indeterminate prices, including shares issuable upon conversion of debt securities that are convertible into common stock, or preferred stock (or depositary shares representing preferred stock) that is convertible into common stock, and including shares issuable upon exercise of warrants.
(4)	Each share of common stock includes a preference share purchase right pursuant to a rights agreement between us and Mellon Investor Services L.L.C. (formerly ChaseMellon Shareholder Services, L.L.C.) dated as of February 19, 1998.
(5)	Subject to note (10) below, we are registering an indeterminate number of shares of preferred stock that we mayissue from time to time at indeterminate prices. Shares of preferred stock may be convertible into shares of commonstock.
(6)	Subject to note (10) below, we are registering an indeterminate number of depositary shares that will be evidenced by depositary receipts issued pursuant to a deposit agreement. If we elect to offer fractional interests in shares of preferred stock, the depositary receipts will be distributed to those persons acquiring the fractional interests,and the shares of preferred stock will be issued to the depositary under the deposit agreement.
(7)	Subject to note (10) below, we are registering an indeterminate amount of debt securities that we may issue from time to time at indeterminate prices. The debt securities will be convertible into common stock.
(8)	Subject to note (10) below, we are registering an indeterminate amount of guarantees of our debt securities by one or both of our guarantor subsidiaries.
(9)	Subject to note (10) below, we are registering an indeterminate number of warrants that we may issue from time to time at indeterminate prices entitling the holder to purchase shares of common stock.
(10)	Represents the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount the liquidation preference of any preferred stock; the amount computed pursuant to Rule 457(c) for any common stock; the issue price of any warrants; and the exercise price of any warrants; all of which together will not exceed $97,065,049.
(11)	No separate cash consideration will be received for the preference share purchase rights associated with common stock issuable upon conversion or exchange of other securities registered or for depositary shares issued with respect to preferred stock.
(12)	Estimated solely for the purpose of determining the registration fee on the basis of the average of the high and low prices of the common stock on the Nasdaq National Market on February 28, 2001 ($14.625).
(13)	We paid the registration fee in connection with the filing of this Registration Statement on March 5, 2001.

        The registrants hereby amend the registration statement on such date as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, this registration statement also relates to the prospectus included in Registration Statement No. 333-34466.

Subject to completion, dated April 20, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus
                                                                                $150,000,000
                                                      Trico Marine Services, Inc.
                                                                         Trico Marine Assets, Inc.
                                                                     Trico Marine Operators, Inc.

        We may use this prospectus to offer the following securities for sale:

  Common stock;
  Preferred stock;
  Depositary shares;
  Debt securities which will be subordinated to our senior debt and convertible into our common stock;
  Guarantees by one or more of our subsidiaries, including Trico Marine Assets, Inc. and Trico Marine Operators, Inc., of the debt securities we issue; and
  Warrants to purchase our common stock.

         We will provide the specific terms of the securities we are offering in supplements to this prospectus. A supplement may also update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any related prospectus supplements carefully before you invest in our securities.

         We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. We will identify any underwriters, dealers or agents involved in the sale of securities in the accompanying prospectus.

         We may also allow Inverness/Phoenix Partners LP, Inverness/Trico Investors, LLC and Executive Capital Partners I LP, which collectively beneficially own 21% of the Company's outstanding common stock, to offer and sell up to 2,000,000 shares of common stock under this prospectus. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market under the symbol "TMAR."

         You should carefully consider the risks described under the caption "Risk Factors" beginning on page 4 before investing in our securities.

         Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

         The date of this prospectus is _______________________, 2001.

TABLE OF CONTENTS

Page
ABOUT THIS PROSPECTUS	3
THE COMPANY	3
FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
WHERE YOU CAN FIND MORE INFORMATION	6
USE OF PROCEEDS	7
RATIO OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF COMMON STOCK	8
DESCRIPTION OF PREFERRED STOCK	14
DESCRIPTION OF DEPOSITARY SHARES	15
DESCRIPTION OF DEBT SECURITIES	17
DESCRIPTION OF WARRANTS	26
SELLING STOCKHOLDERS	27
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	30
EXPERTS	30

___________________________

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

         Under the shelf process, Inverness/Phoenix Partners LP, Inverness/Trico Investors LLC and Executive Capital Partners I LP, which collectively beneficially own 21% of the Company's outstanding common stock, may also sell up to a total of 2,000,000 shares of common stock under this prospectus. The number of shares of common stock to be offered by them will be specified in a supplement to this prospectus. We will not receive proceeds from any sale of common stock by selling stockholders.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

THE COMPANY

     We are a leading provider of marine support vessels to the oil and gas industry in the U.S. Gulf of Mexico, the North Sea and Latin America. The services provided by our diversified fleet include:

  the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities;
  towing drilling rigs and equipment from one location to another; and
  support for the construction, installation and maintenance of offshore facilities.

        Using our larger and more sophisticated vessels, we also provide deepwater ROV (remotely operated vehicle) and well service support, and support for the submarine telecom cable industry, including fiber optic cable installation. We currently have a total fleet of 94 vessels, including 54 supply vessels, 11 large capacity platform supply vessels, seven large anchor handling, towing and supply vessels, 13 crew boats and nine line-handling vessels.

FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus and in the documents we have incorporated by reference contains, and any prospectus supplement may contain, "forward-looking statements." Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative thereof or similar language.

These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, many of which are outside our control, including, but not limited to, those discussed under the heading "Risk Factors" below. As a result, our actual results of operations may differ materially from those expressed or implied by any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We will not update or revise any forward-looking statements unless the securities laws require us to do so.

RISK FACTORS

        An investment in our securities involves significant risks. You should carefully consider the following risk factors before you decide to buy any of our securities. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus before you decide to buy any of our securities.

Market volatility and fluctuations in oil and natural gas prices could affect demand for our services.

        Demand for our services depends heavily on activity in offshore oil and gas exploration, development and production. The level of exploration and development activity has traditionally been volatile as a result of fluctuations in oil and natural gas prices and their uncertainty in the future. For example, as a result of the decline in oil industry activity due to the depressed oil prices experienced during 1998 and early 1999, day rates and utilization of our supply boat fleet decreased dramatically. Although day rates and utilization rates recovered  in response to increased industry activity, we are unable to predict how long the recovery will continue.

        The North Sea market is also susceptible to changes in industry activity due to energy price volatility.  The use of long-term contracts in the North Sea generally delays the reaction to fluctuations in energy prices.  However, a decline in the worldwide demand for oil and gas or prolonged low oil or natural gas prices in the future could hinder the industry recovery and depress offshore drilling and development activity. A prolonged low level of activity in the Gulf and other areas where we operate is likely to adversely affect the demand for our marine support services and substantially reduce our revenues.

        Charter rates for marine support vessels also depend on the supply of vessels. Excess vessel capacity in the industry can result primarily from the construction of new vessels and the mobilization of vessels between market areas. During the last few years there has been a significant number of new vessels built for use both in the Gulf and the North Sea. The addition of new capacity to the worldwide offshore marine fleet has increased competition in those markets where we operate. The addition of capacity coupled with a prolonged period of low oil and gas prices in the future, would likely significantly increase competition and reduce day rates and utilization levels.

We operate in a highly competitive industry.

        Our business is highly competitive. Certain of our competitors have significantly greater financial resources than us and more experience operating in international areas. Competition in the marine support services industry primarily involves factors such as:

  price, service and reputation of vessel operators and crews; and
  the quality and availability of vessels of the type and size needed by the customer.

        We expect in 2001 and beyond that operators of marine support vessels, including us, will pursue the construction of new vessels in order to replace older vessels and to participate in the growing deepwater exploration and development market area. We believe that most fleet additions will be larger vessels that have greater cargo capacity and more operating capabilities than the 180 to 200-foot supply boats built in the 1970s and early 1980s. Newly-built vessels with enhanced capacities cost substantially more to build than traditional supply boats and generally do not compete for the same business. However, depending on market conditions, newly built vessels can at least temporarily increase competition and depress day rates and utilization in the market areas where we operate.

Operating hazards may increase our operating costs; our insurance coverage is limited.

        Marine support vessels are subject to operating risks such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damage to or loss of our vessels and our vessels' tow or cargo or other property and in injury to passengers and personnel. Such occurrences may also result in a significant increase in operating costs or liability to third parties. We maintain insurance coverage against certain of these risks, which our management considers to be customary in the industry. We cannot assure you, however, that we can renew our existing insurance coverage at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise.

Compliance with governmental regulations may impose additional costs.

        We must comply with federal, state and local regulations, as well as certain international conventions, private industry organizations and agencies and laws and regulations in jurisdictions where our vessels operate and are registered. These regulations govern worker health and safety and the manning, construction and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If we fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, we could be subject to substantial fines, penalties or other restrictions.

        Our operations also are subject to federal, state and local laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While our insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. We may incur substantial costs in complying with such laws and regulations, and noncompliance can subject us to substantial liabilities. The laws and regulations applicable to us and our operations may change. If we violate any of such laws or regulations, this could result in significant liability to us. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in our vessel maintenance expenses.

Our marine operations are seasonal and depend, in part, on weather conditions.

        In the Gulf, we have historically enjoyed our highest utilization rates during the second and third quarters, as mild weather provides favorable conditions for offshore exploration, development and construction. Adverse weather conditions during the winter months generally curtail offshore development operations. Activity in the North Sea is also subject to delays during periods of adverse weather, but is not affected by seasonality to the extent activity in the Gulf is affected. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.

Age of fleet.

        The average age of our vessels (based on the date of construction) is approximately 16 years. Expenditures required for the repair, certification and maintenance of a vessel typically increase with vessel age. These expenditures may increase to a level at which they are no longer economically justifiable. We cannot assure you that we will be able to maintain our fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

Currency fluctuations could adversely affect our results of operations.

        Foreign acquisitions have substantially increased the percentage of our operations conducted in currencies other than the United States dollar. We are exposed to fluctuations in the foreign currency exchange rates of the Norwegian kroner, the British pound and the Brazilian real. Changes in the value of these currencies relative to the United States dollar could adversely affect our results of operations and financial position. In addition, transaction gains and losses could contribute to fluctuations in our results of operations. Due to the fluctuation of these currencies, primarily the Norwegian kroner, we incurred unfavorable accumulated foreign currency translation adjustments of $30.1 million, $27.0 million, and $2.8 million in the years ended December 31, 2000, 1999, and 1998, respectively. Foreign exchange gains and losses for these same periods were not material. Future fluctuations in these foreign currencies may result in additional foreign exchange gains or losses or accumulated foreign currency translation adjustments.

Operating internationally poses uncertain hazards.

        Our international operations are subject to a number of risks inherent to any business operating in foreign countries. These risks include, among others:

  Political instability;
  Potential vessel seizure or nationalization of assets;
   Currency restrictions and exchange rate fluctuations; and
  Import and export quotas and other forms of public and governmental regulation.

        All of these risks are beyond our control. We cannot predict the nature and the likelihood of such such events.
However, if such an event should occur, it could have a material adverse effect on our financial condition and results of operations.

We depend on key personnel.

        We depend on the continued services of our executive officers and other key management personnel, particularly our Chairman and our Chief Executive Officer. If we were to lose any of these officers or other management personnel, such a loss could result in inefficiencies in our operations, lost business opportunities or the loss of one or more customers.

We do not plan to pay cash dividends.

        We do not plan to pay cash dividends on our common stock. We intend to retain all of the cash our business generates to meet our working capital requirements and fund future growth. In addition, our debt agreements prohibit us from paying dividends on our common stock.

Our financial leverage and debt service obligations may adversely affect our ability to make payments on our senior debt.

        We expect to obtain the funds to pay our expenses and to pay the principal and interest on our senior debt, our bank credit facilities and other debt from our operations. Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as the level of oilfield activity in the Gulf and the North Sea, economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our senior debt and meet our other obligations. Our earnings have been insufficient to cover our fixed charges over the past two years. If we do not have sufficient cash flow, we will not be able to pay the principal and interest on our senior debt and we may be required to refinance all or part of our existing debt, including the senior debt, sell assets, incur additional debt or raise equity. We cannot assure you that we will be able to refinance our debt, sell assets, incur additional debt or raise equity on terms acceptable to us, if at all.

                                                                                  WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the public reference rooms at the SEC's offices at the following locations:
Judiciary Plaza 450 Fifth Street, NW Washington, DC 20549	7 World Trade Center New York, NY 10048	Northwestern Atrium Center 500 West Madison Street Chicago, IL 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC's public reference rooms, and you may obtain copies from the SEC at prescribed rates.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed March 5, 2001);
  Current Report on Form 8-K filed February 12, 2001; and
  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

        At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

2401 Fountainview Drive, Suite 920
Houston, Texas 77057
(713) 780-9926
Attention: Investor Relations

USE OF PROCEEDS

        Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of the securities that we do not immediately need for these purposes. We will not receive proceeds from any sale of common stock by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges was as follows for the years and period indicated:
Years ended December 31,
1996	1997	1998	1999	2000
7.7x	7.1x	2.0x	----(1)	----(2)

-----------------

(1) Earnings were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $48.6 million.

(2) Earnings were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $18.8 million.

        Our ratios of earnings to fixed charges were computed based on:

  "earnings," which consist of consolidated income or loss from continuing operations plus income taxes and fixed charges, except capitalized interest; and
  "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, our certificate of incorporation authorized us to issue up to 55,000,000 shares of common stock, par value $0.01 per share. As of February 28, 2001, 36,245,585 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the Nasdaq National Market under the symbol "TMAR."

Voting Rights

        Each share of common stock is entitled to one vote on all matters presented for a vote of stockholders. Holders of our common stock do not have any cumulative voting rights.

Dividends

        Subject to any preferences accorded to the holders of our preferred stock, if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine.

Other Rights

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

        Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

Provisions of our Certificate of Incorporation and By-Laws

        Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. In addition, our certificate of incorporation contains provisions that enable our board to limit the amount of our common stock that may be owned by persons who are not U.S. citizens, which may adversely affect the liquidity of our common stock in certain situations.

        We have summarized the material provisions of our certificate of incorporation and bylaws below, but you should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

        Classified Board of Directors. Our certificate of incorporation divides the members of our board of directors into three classes serving three-year staggered terms. The classification of directors has the effect of making it more difficult for our stockholders to change the composition of our board. At least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a majority of our stockholders believes that this change would be desirable.

        Supermajority Voting/Fair Price Requirements. Our certificate of incorporation provides that a supermajority vote of our stockholders and the approval of our directors as described below are required for:

  any merger, consolidation or share exchange of our company or of any of our subsidiaries with any person or entity, or any affiliate of that person or entity, who beneficially owns 10% or more of our voting stock, or who is one of our affiliates or associates and beneficially owned 10% or more of our voting stock within the two years prior to the transaction (an "interested party");
  any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or other disposition of our assets or the assets of any of our subsidiaries having a market value of 5% or more of the total market value of our outstanding common stock or our company's net worth as of the end of the most recently ended fiscal quarter, whichever is less, in one or more transactions with or for the benefit of an interested party;
  the adoption of any plan or proposal for our liquidation or dissolution or the liquidation or dissolution of any of our subsidiaries;
  the issuance or transfer by us or any of our subsidiaries of securities having a fair market value of $1 million or more to any interested party, except for the exercise of warrants or rights to purchase securities offered pro rata to all holders of our voting stock;
  any recapitalization, reclassification, merger, consolidation or similar transaction of our company or any of our subsidiaries that would increase an interested party's voting power in our company or any of our subsidiaries by 5% or more;
  any loans, advances, guarantees, pledges or other financial assistance or any tax credits or advantages provided by our company or any of our subsidiaries to any interested party; or
  any agreement providing for any of the transactions described above.

        To effect any of the transactions described above, the following shareholder and director approvals are required:

  the vote of the holders of 80% of our outstanding voting stock;
  the vote of the holders of 75% of our outstanding voting stock, excluding stock owned by interested parties;
  a majority of our directors currently in office; and
  a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became an interested party or directors appointed by these board members.

        However, the requirements for approval of our directors and a supermajority vote of our stockholders described above are not applicable if:

  our board approves the transaction prior to the time the interested party becomes an interested party and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became an interested party; or
   all of the following conditions are met:

    the aggregate amount of consideration received by our stockholders in the transaction meet the "fair price" criteria described in our certificate of incorporation; and

    after an interested party becomes an interested party and prior to the completion of the transaction:

    we have not failed to declare or pay dividends on any of our outstanding preferred stock;
    the interested party has not received benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantage provided by us;
    we have not reduced the annual rate of dividends paid on our common stock, except as necessary to reflect adjustments or stock splits, and has not failed to increase the annual rate of dividends to adjust for any recapitalization, reclassification, reorganization or similar transaction; and
    the interested party has not become the beneficial owner of additional shares of our voting stock except as part of the transaction that resulted in the interested party becoming an interested party or as a result of a pro rata stock dividend.

         No Stockholder Action by Written Consent. Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, any action that could be taken by its stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting.

         Advance Notice of Stockholder Nominations and Stockholder Business. Our bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if written notice of an intent to nominate or bring business before a meeting is given a specified time in advance of the meeting.

        Supermajority Voting/Amendments to Certificate of Incorporation. The affirmative vote of at least 80% of our outstanding voting stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation relating to the following:

  the powers and composition of the board of directors, including the classification of the board, the removal of directors and the procedure filing board vacancies as described below;
  the supermajority voting and fair price requirements described above;
  the restrictions on foreign ownership of our voting stock described below;
  the limitation of liability of, and indemnification for, officers and directors;
  the supermajority vote required to amend our certificate of incorporation and bylaws; and
  the amendment of our bylaws. (Our bylaws also may be amended by the vote of a majority of our directors currently in office and a majority vote of our directors who were members of our board prior to the time an interested party became an interested party.)

        However, the 80% stockholder vote described above will not be required if:

  our directors adopt resolutions amending, altering or repealing the provisions in our certificate of incorporation described above, and the vote of directors adopting these resolutions includes:
    a majority of our board of directors; and
    a majority of our board of directors in office prior to the time an interested party became an interested party or directors appointed by these directors; and
    the amendment, alteration or repeal of the provisions described above is approved by the vote of holders of a majority of our outstanding voting stock.

        Delaware Section 203. We are a Delaware corporation and are therefore subject to Section 203 of the Delaware General Corporation Law. Section 203 imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any "interested stockholder." An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

  the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; or
  the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election ofdirectors, not including those shares owned by the interested stockholder.

        Removal of Directors; Filling Vacancies on Board of Directors; Size of the Board. Our directors may be removed, with cause, by the vote of 80% of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Our directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled only by the vote of a majority of the remaining directors and a majority of all directors who were members of our board at the time an interested party became an interested party. A newly created directorship resulting from an increase in the number of directors may only be filled by the board. Any director elected to fill a vacancy on the board serves for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred. The number of directors is fixed from time to time by the board.

         Special Meetings of the Stockholders. Our bylaws provide that special meetings of stockholders may be called only by either (1) our Chairman, (2) our President, or (3) by a vote of the majority of our board of directors. Our stockholders do not have the power to call a special meeting.

         Limitation of Directors' Liability. Our certificate of incorporation contains provisions eliminating the personal liability of our directors to our company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law and our certificate of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

  a breach of his or her duty of loyalty to our company or our stockholders;
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  dividends or stock repurchases or redemptions that are unlawful under Delaware law; and
  any transaction from which he or she receives an improper personal benefit.

        These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

         As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might have benefited our company.

         Limitations on Ownership of Our Stock by Persons who are not U.S. Citizens. Federal maritime laws (including the Merchant Marine Act of 1920, the Merchant Marine Act of 1936, and the Shipping Act of 1916) provide that vessels may only transport passengers and merchandise between points in the United States (referred to as operating in the coastwise trade)) if they are owned by U.S. citizens. For such purposes, a corporation is considered a U.S. citizen if at least 75% of its outstanding stock is owned by persons or organizations who are U.S. citizens. We have significant operations in the coastwise trade, and as a result we are subject to these requirements. If we were to fail to comply with these maritime laws, we would not be permitted to continue to operate vessels in the coastwise trade. Therefore, to facilitate compliance, our certificate of incorporation contains provisions which are designed to enable us to regulate the ownership of our capital stock by persons who are not U.S. citizens, including the following:

  Any transfer of shares of our capital stock that our board of directors determines would result in non-U.S. citizens controlling more than 24% of our common stock (the permitted percentage) will be void and not effective, except for the purpose of enabling us to effect the other remedies described below.
  If our board of directors determines at any time that there is a risk that restrictions will be imposed on our ability to operate in the coastwise trade as a result of non-U.S. citizens beneficially owning shares of our common stock in excess of the permitted percentage, or otherwise as a result of the nationality of any beneficial owner of our common stock, then:
    shares of common stock owned by the person whose ownership has created the risk shall not be entitled to voting rights until the board of directors has determined that the risk no longer exists;
    dividends with respect to shares owned by the person whose ownership has created the risk are to be withheld by us until the board of directors has determined that the risk no longer exists; and
    we are permitted (but not required) to redeem shares of common stock owned by the person whose ownership has created the risk.

RIGHTS PLAN

        General. Under our rights plan, each share of common stock has attached to it one right. The rights are governed by a rights agreement between us and Mellon Investor Services, L.L.C. (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, dated as of February 19, 1998. The right is represented by a certificate which is the same certificate representing the common stock. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our series AA participating cumulative preference stock. Because of the nature of the series AA preferred stock's dividend, liquidation and voting rights, the value of each one one-thousandth interest in a share of series AA preference stock purchasable upon exercise of each right should approximate the value of a share of common stock. The series AA preference stock has a par value of $0.01 per share and is sold at a purchase price of $105. The purchase price is subject to adjustment. Until the distribution date, the rights will be transferred with and only with our common stock certificates. The rights are not exercisable until after the distribution date and are subject to redemption or exchange as described below. The rights expire at the close of business on February 19, 2008, unless we redeem them earlier. Holding unexercised rights gives you no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

         Distribution Date; Separation of Rights from Common Stock. The rights will separate from our common stock and a distribution date will occur upon the earlier of two possible times. The first such time is 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of our common stock (the "share acquisition date"). The second possible time is 10 business days (or such later date as determined by our board of directors prior to any person becoming an acquiring person) following the commencement of a tender or exchange offer which would result in a person or group owning 15% or more of our outstanding shares of common stock.

         Triggering Event. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, we will provide that each holder of a right will have the right to receive, upon exercise of the right at the current exercise price, a number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an acquiring person, we will provide that each holder of a right, other than rights beneficially owned by the acquiring person (which will be null and void), will have the right to receive upon exercise of the right at the current exercise price, a number of shares of our common stock having a market value of two times the exercise price of the right.

         Redemption or Exchange of Rights. At any time prior to the share acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors may establish in its sole discretion.

         At any time after the share acquisition date but prior to the acquisition by an acquiring person of 50% or more of our outstanding common stock, our board may exchange the rights (other than the rights held by the acquiring person, which will become null and void), in whole or in part, for common stock or series AA preference stock at a ratio of one share of common stock per right or one one-thousandth of a share of series AA preference stock per right.

         Anti-takeover Effects. The rights may cause substantial dilution of shareholder voting strength to a person or group that acquires 15% or more of our common stock or otherwise attempts to acquire us in a manner that constitutes a triggering event. The rights should not affect any prospective offeror who is willing:

  to make an offer for all of our outstanding shares of common stock and other voting securities at a price and terms that are in the best interests of us and our stockholders as determined by our board of directors; or
  to negotiate with the board of directors because as part of any negotiated transaction the rights would either be redeemed or otherwise made inapplicable to the transaction.

        The rights should also not interfere with any merger or other business combination approved by the board of directors since the board may, at its option, choose to redeem the outstanding rights at the $.01 redemption price. The board may exercise this option at any time prior to the share acquisition date.

STOCKHOLDERS' AGREEMENT

        In April 1999, in connection with the private sale of shares of our common stock to affiliates of Inverness Management LLC, a privately held investment firm, we entered into a stockholders' agreement granting certain rights to such investors. The stockholders' agreement will terminate on May 6, 2009.

         Registration Rights. Under the stockholders' agreement, the Inverness affiliates are entitled to require us to file a registration statement under the Securities Act to sell not less than 20% of the common stock they own. We are only required to make one such stand-alone registration during any 12-month period, and no more than three such registrations during the term of the agreement. The Inverness affiliates also may require us to file a shelf registration statement covering shares of our common stock held by them having a value of at least $3 million. We are only required to make one registration pursuant to a shelf registration statement during any 12-month period, but there is otherwise no limit on the number of shelf registration requests that the Inverness affiliates can make.

         Under the stockholders' agreement, the Inverness affiliates also have the right to include their shares of our common stock in any other registration statement we file involving our common stock.

         If the Inverness affiliates sell or otherwise dispose of more than 90% of the securities they purchased from us, they no longer have the right to require us to register any of the shares of our common stock they hold.

         Board Representation. Under the stockholders' agreement, the Inverness affiliates have the right to designate two persons for nomination for election to our board of directors so long as they own an aggregate of 4,000,000 shares of our common stock and one person if they own less than 4,000,000 but more than 500,000 shares of our common stock. If the Inverness affiliates own less than 500,000 shares, they will not have the right to designate any persons for nomination for election to our board.

         Restrictions on Activities of Inverness Affiliates. Under the stockholders' agreement, the Inverness affiliates agreed not to acquire any shares of our stock in addition to those they acquired in the 1999 private offering without the prior consent of our board of directors. Such investors also agreed to certain restrictions on the sale of their shares of common stock, including limitations on sales to other companies engaged in the oilfield services industry. The Inverness affiliates also agreed not to solicit proxies or take certain other actions relating to transactions involving us that would result in a change of control.

DESCRIPTION OF PREFERRED STOCK

        Each series of preferred stock will have specific terms that we will describe in a prospectus supplement. The description may not contain all information that is important to you. The complete terms of the preferred stock will be contained in our certificate of incorporation and the certificate of designations relating to the applicable series of preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our certificate of incorporation and the applicable certificate of designations.

         Our certificate of incorporation authorizes us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have not issued any preferred stock. However, our board of directors has previously authorized the issuance of 100,000 shares of series AA preference stock, described under "Description of Common Stock - Rights Plan" above. Our board of directors may from time to time authorize us to issue one or more additional series of preferred stock and may fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series.

         Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

         The particular terms of any series of preferred stock that we offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

  the specific designation, number of shares, rank and purchase price;
  any liquidation preference per share;
  any redemption, payment or sinking fund provisions;
  any dividend rates (or method of calculation) and the dates on which any dividends will be payable;
  any voting rights;
  whether the preferred stock is convertible or exchangeable and, if so, the securities into which the preferred stock is convertible or exchangeable, the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period, and
    any other related provision;
  the place or places where dividends and other payments on the preferred stock will be payable; and
  any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, privileges, limitations and restrictions.

              As described under "Description of Depositary Shares" below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts. Each depositary receipt will represent an interest in a share of a particular series of preferred stock that we will issue and deposit with a depositary. The interest represented by the depositary receipt will be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

        We summarize below some of the provisions that will apply to the depositary shares unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary receipts and the deposit agreement relating to the applicable series of preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary receipts and the depositary agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

        We may, at our option, elect to have shares of preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

         Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of preferred stock evidenced by the surrendered depositary shares.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date.

         In the event of a distribution other than in cash, the depositary will distribute the property received by it to the record holders of depositary shares entitled to the property. Alternatively, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the record holders of depositary shares.

         The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

        If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

Redemption

        If the preferred stock underlying depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

Voting

        Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

Amendment

        The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Termination of Deposit Agreement

        The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if 45 days has expired after the depositary has delivered to us written notice of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

Miscellaneous

        We, or at our option the depositary, will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

        Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants. We and the depositary may also rely upon information provided to us by persons presenting preferred stock for deposit, holders of depositary shares or other persons we or the depositary believe to be competent. We and the depositary may also rely upon documents we believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

General

         We may issue debt securities from time to time in one or more series. The debt securities will be our unsecured obligations and will be subordinated in right of payment to our senior indebtedness. The debt securities will be convertible into our common stock. The debt securities will be issued under an indenture between us and a trustee qualified under the Trust Indenture Act, which will be supplemented (referred to as a "supplemental indenture") with respect to each series of debt securities we issue. We will set forth the name of the trustee in the applicable prospectus supplement.

         We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The indenture and each supplemental indenture have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

         We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

  the designation or title of the debt securities;
  any limit on the aggregate principal amount of the debt securities;
  the terms relating to the subordination of the debt securities;
  whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;
  the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;
  the date or dates on which the debt securities will mature;
  the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;
  the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;
  the place or places where the principal of, and interest, premium and additional amounts (if any) on, the debt securities will be payable;
  the place or places where the principal of, and interest, premium and additional amounts (if any) on, the debt securities will be payable;
  whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;
  the denominations in which the debt securities will be issuable;
  any index or formula used to determine the amount of payments of principal of, and any premium, additional amounts (if any) and interest on, the debt securities;
  if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities;
  the terms relating to the conversion of the debt securities, including the conversion price, the period during which the debt securities may be converted and other terms of conversion;
  any sinking fund provisions applicable to the debt securities;
  the terms of any guarantee of the payment of principal of, and premium, if any, and interest on, debt securities of the series;
  any restrictive covenants for the benefit of the holders of the debt securities;
  the events of default with respect to the debt securities; and
  any other terms of the debt securities.

        We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them.

Subordination of Debt Securities

         The indebtedness evidenced by the debt securities will be subordinated and junior in right of payment to the prior payment in full of amounts then due on all of our senior indebtedness.

         Our "senior indebtedness" includes the principal of, and any premium and accrued and unpaid interest on, the following items, whether outstanding on or created, incurred or assumed after the date of execution of the indenture:

  our indebtedness for money borrowed (other than the debt securities);
  our guarantees of indebtedness for money borrowed of any other person; and
  indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise.

        Senior indebtedness also includes modifications, renewals, extensions and refundings of any of the types of indebtedness, liabilities, obligations or guarantees listed above, unless the relevant instrument states that the indebtedness, liability, obligation or guarantee, or modification, renewal, extension or refunding, is not senior in right of payment to the subordinated securities.

         We may not make any payment of principal of, or interest or any premium on, the subordinated securities except for sinking fund payments as described below if:

  any default or event of default with respect to any senior indebtedness occurs and is continuing, or any judicial proceeding is pending with respect to any default in payment of senior indebtedness.

        We may make sinking fund payments during a suspension of principal or interest payments on subordinated debt if we make these sinking fund payments by redeeming or acquiring securities prior to the default or by converting the securities.

        If any debt security is declared due and payable before its specified date, or if we pay or distribute any assets to creditors upon our dissolution, winding up, liquidation or reorganization, we must pay all principal of, and any premium and interest due or to become due on, all senior indebtedness in full before the holders of debt securities are entitled to receive or take any payment. Subject to the payment in full of all senior indebtedness, the holders of the debt securities are to be subrogated to the rights of the holders of senior indebtedness to receive payments or distribution of our assets applicable to senior indebtedness until the debt securities are paid in full.

         By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.

         The indenture will not limit the amount of senior indebtedness or debt securities which we may issue.

         With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter.

Conversion of Debt Securities

         The debt securities will be convertible into our common stock. This means that if you hold debt securities, you will be permitted at certain times specified in the related prospectus supplement to convert your debt securities into common stock for a specified price. We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the related prospectus supplement.

Guarantees

        One or more of our subsidiaries, including Trico Marine Assets, Inc. and Trico Marine Operators, Inc., as guarantors, may guarantee our obligations under the debt securities. Any such guarantee will fully and unconditionally guarantee our obligations under the debt securities on an equal and ratable basis subject to the limitation described in the next paragraph. In addition, any supplemental indenture may require us to cause any domestic entity that becomes one of our subsidiaries after the date of any supplemental indenture to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the debt securities. If we default in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments.

        Each guarantor's obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

         The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such series.

Form, Exchange, Registration and Transfer of Debt Securities

         The debt securities will be issued:

      only in fully registered form;
      without interest coupons; and
      in denominations that are even multiples of $1,000 unless otherwise specified in a prospectus supplement.

         You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

         You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." The security registrar will also perform transfers.

         You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

         If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

         If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

Payment and Paying Agents

         We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called "accrued interest."

         We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Global Securities

         We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as the Depository Trust Company, that represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

        We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

         After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

         We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

         Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

         We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

         If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

        Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Covenants

        With respect to each series of debt securities, we will be required to:

  pay the principal of, and interest and any premium on, the debt securities when due;
  maintain a place of payment;
  deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and
  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

        The supplemental indenture for any particular series of debt securities may contain covenants limiting our ability, or the ability of our subsidiaries, to:

  incur additional debt (including guarantees);
  make certain payments;
  engage in other business activities;
  issue other securities;
  dispose of assets;
  enter into certain transactions with our subsidiaries and other affiliates;
  undergo a change of control;
  incur liens; and
  enter into certain mergers and consolidations involving us and our subsidiaries.

        Any additional covenants will be described in the applicable prospectus supplement.

        Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a "person") or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

  the person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition is to be made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state or the District of Columbia, and the person assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under the indenture;
  immediately after giving effect to the transaction and treating any debt that becomes an obligation of ours or of any of our subsidiaries as a result as having been incurred by us or our subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing; and
  we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that the merger, consolidation, sale or conveyance and the supplemental indenture, if any, comply with the indenture.

Events of Default with Respect to the Debt Securities

        Unless we state otherwise in the applicable prospectus supplement, an "event of default" with respect to the debt securities of any series means:

  our default for 30 days in payment of any interest on the debt securities of the series;
  our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;
  our default, for 60 days after delivery of written notice, in the observance or performance of any other agreement with respect to the debt securities of the series;
  bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

  the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

  any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.

        The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

        Unless we state otherwise in the applicable prospectus supplement, the indenture will provide that if an event of default has occurred and is continuing and is due to our failure to pay principal, premium or additional amounts, if any, or interest on, any series of debt securities under the indenture, our default in the performance of any agreements applicable to any outstanding debt securities issued under the indenture or our failure to pay at maturity, or other default which results in the acceleration of, any debt in an amount in excess of the dollar amount listed in the indenture,

then either the trustee or the holders of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities of each affected series (with each series treated as a separate class) may declare the principal (or the portion of the principal that is specified in the terms of the affected debt securities) of all the affected debt securities and interest accrued to be due and payable immediately.

        Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any series of debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

        Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities of each affected series (with each series treated as a separate class) may annul or waive the declarations and past defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on, or in respect of the conversion of, debt securities.

        The indenture will provide that the trustee, subject to the duty of the trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified therein, the holders of a majority in principal amount of the outstanding debt securities of each affected series (with each series treated as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the series.

        If you hold debt securities of any series, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts or to enforce conversion rights) unless you have given the trustee written notice of the default and its continuance;
  holders of not less than 25% in principal amount of the debt securities of each affected series issued under the indenture (with each series treated as a separate class) have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;
  the trustee has not instituted the action within 60 days of the request; and
  the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities of all affected series issued under the indenture (with each series treated as a separate class).

Defeasance Provisions Applicable to the Debt Securities

        Unless otherwise specified in a prospectus supplement, under the indenture and any supplemental indenture, we, at our option will be discharged from obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture or supplemental indenture,

in each case if we deposit, in trust with the trustee, money or U.S. government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on the debt securities of that series on the dates on which such payments are due.

        To exercise the above option, we must deliver to the trustee an opinion of counsel that:

  the deposit and related defeasance would not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS, and if listed on any national securities exchange, the debt securities would not be delisted from that exchange as a result of the exercise of the option.

Modification and Waiver

        We and the trustee may modify the terms of the indenture or any supplemental indenture or waive certain provisions thereof with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or waiver. However, provisions of the indenture or any supplemental indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

  change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts payable with respect to, any debt security;
  reduce the principal amount of, or premium or interest on, or any additional amounts payable with respect to, any debt security;
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities or, in the case of redemption, exchange or conversion, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, on or after the date for repayment, or in the case of a change in control, after the change in control purchase date;
  reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;
  change any of our obligation to maintain an office or agency in the places and for the purposes required by the indenture;
  modify or affect in any manner adverse to the holders of the debt securities the terms and conditions of our obligations regarding the due and punctual payment of principal or, any premium on or all interest on the debt securities; or
  modify any of the above provisions.

        The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture or supplemental indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

  a payment default with respect to debt securities of that series; or
  a default of a covenant or provision of the indenture or supplemental indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

The Trustee

        We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it in respect of any claims as security or otherwise.

DESCRIPTION OF WARRANTS

        We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

        We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any owner of the warrants.

        The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

  the title and aggregate number of warrants;
  the price or prices at which the warrants will be issued;
  the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;
  the date on which the right to exercise the warrant begins and the date on which the right expires;
  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;
  any provision dealing with the date on which the warrants and related securities will be separately transferable;
  any mandatory or optional redemption provision;
  the identity of the warrant agent; and
  any other terms of the warrants.

        The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

        Exercise of Warrants. To exercise the warrants, the holder must provide the warrant agent with the following:

  payment of the exercise price;
  any required information described on the warrant certificates;
  the number of warrants to be exercised;
  an executed and completed warrant certificate; and
  any other items required by the warrant agreement.

        The warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        The exercise price and the number of shares of common stock that each warrant can purchase will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

        Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

        Modification of the Warrant Agreement. The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

  to cure any ambiguity;
  to correct or supplement any provision which may be defective or inconsistent with any other provisions; or
  to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

SELLING STOCKHOLDERS

        In April 1999, we entered into a purchase agreement with affiliates of Inverness Management, LLC, including the selling stockholders, for the purchase of 8,000,000 shares of our common stock, at a price of $6.25 per share. In connection with this private sale, we entered into a stockholders' agreement granting certain rights to these investors, the material terms of which are described herein beginning on page 14. Pursuant to the stockholders' agreement, the Inverness affiliates have the right to designate for nomination up to two persons to serve on our board of directors. Except as described herein under the heading "Stockholders' Agreement," we are unaware of any material relationship between the selling stockholders and us in the past three years. We are registering the shares of our common stock offered by the selling stockholders pursuant to contractual registration rights contained in the stockholders' agreement.

        The following table sets forth the names of the selling stockholders, the number of shares of our common stock that each selling stockholder beneficially owns as of April 17, 2001 and the number of shares which may be offered pursuant to this prospectus. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Percentage ownership is based on 36,245,585 shares of common stock outstanding as of April 17, 2001. The selling stockholders may sell all, some or none of the common stock being offered.
Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares to be Offered(1)	Shares Beneficially Owned After Offering(2)
	Number	Percent		Number	Percent

Inverness/Phoenix Partners LP(3)	7,517,460(4)	20.7%	2,000,000	5,517,460	15.2%
Executive Capital Partners I LP(3)	3,950,040(4)	10.9%	2,000,000	1,950,040	5.4%
Inverness/Trico Investors LLC(3)	3,822,500	10.5%	2,000,000	1,822,500	5.1%

_______________

(1)	Up to 2,000,000 shares of common stock may be offered by the selling stockholders. These shares may be offered by any one or any combination of the selling stockholders.
(2)	Assumes the sale of all shares offered hereby, in each case by each beneficial owner.
(3)	Inverness/Phoenix Capital LLC ("I/P Capital") is the general partner of Inverness/Phoenix Partners LP (the "Fund") and Executive Capital Partners I LP (the "Executive Fund"), which are the controlling members of Inverness/Trico Investors LLC (the "Trico Fund," and collectively with the Fund and the Executive Fund, the "Funds"). James C. Comis, III and W. McComb Dunwoody are indirect controlling members of I/P Capital. I/P Capital, Mr. Comis and Mr. Dunwoody are deemed to beneficially own the shares held by the Funds, although each of I/P Capital, Mr. Comis and Mr. Dunwoody disclaim beneficial ownership of such securities.
(4)	Includes 3,822,500 shares held by the Trico Fund. The Fund and the Executive Fund disclaim beneficial ownership of the shares held by the Trico Fund.

PLAN OF DISTRIBUTION

Distributions by the Company

        We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. The related prospectus supplement will set forth the terms of each offering, including the name or names of any underwriters, the purchase price and proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

        We may distribute our securities from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Our prospectus supplement will describe the method of distribution.

        If underwriters are used in the sale, the underwriters may acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. If an underwriting syndicate is used, the managing underwriter or underwriters will be named in the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. The terms of the transaction will be set forth in a prospectus supplement.

        Commissions payable by us to any agent involved in the offer or sale of securities (or the method by which such commissions may be determined) will be set forth in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis.

        If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable by us for solicitation of the contracts.

        Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        As of the date of this prospectus, only our common stock is traded on the Nasdaq National Market. Except for our common stock, each security sold using this prospectus will have no established trading market. Any underwriters to whom securities are sold may make a market in the securities, but will not be obligated to do so and may discontinue their market making activities at any time. There can be no assurance that a secondary market will be created for any of the securities that may be sold using this prospectus or that any market created will continue.

Distributions by Selling Stockholders

        The selling stockholders may sell shares of our common stock directly, through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best effort basis. The selling stockholders may sell all or part of their shares in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

        To the extent required by a particular offering in a prospectus supplement or, if appropriate, a post-effective amendment, we will set forth:

  any underwriters, dealers or agents;
  their compensation;
  the number of shares of common stock to be sold; and
  the public offering price of the shares of common stock to be sold.

        The applicable prospectus supplement will also set forth the extent to which we will have agreed to bear fees and expenses of the selling stockholders in connection with the registration of the common stock being offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

        In connection with any underwritten offering, underwriters and their agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from purchasers of shares for whom they act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

        The audited financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The fees and expenses payable by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:
SEC registration fee	$ 31,578
*Printing costs	45,000
*Legal fees and expenses	60,000
*Accounting fees and expenses	30,000
*Blue sky fees and expenses	5,000
*Trustee's and registrar's fees	10,000
*Miscellaneous	18,422
Total	$200,000

*Estimated.

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent. Our certificate of incorporation provides that our board may adopt bylaws or resolutions indemnifying any person who is or was one of our directors or officers to the fullest extent authorized by law. In addition, Section 9 of our bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director or officer if:

  the director or officer is successful in defending the claim on its merits or otherwise; or
  the director or officer meets the standard of conduct described in Section 9 of our bylaws.

However, the director or officer of our company will not be entitled to indemnification if:

  the claim is one brought by the director or officer against us;
  the claim is one brought by the director or officer as a derivative action by us or in our right, and the action is not approved by our board of directors.

        The rights conferred by Section 9 of our bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

        Article IX of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

        We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16. Exhibits.

1	Form of Underwriting Agreement.**
4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated July 21, 1997 and filed with the Commission on August 1, 1997).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's 2000 Annual Report on Form 10-K dated February 28, 2001 and filed with the Commission on March 5, 2001).

4.3

By-Laws of the Company, as amended, effective as of February 14, 1999 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated July 21, 1997 and filed with the Commission on August 1, 1997).

4.4

Rights Agreement dated as of February 19, 1998, between Trico Marine Services, Inc. and Mellon Investor Services, L.L.C. (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).

4.5	Form of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).
4.6

Certificate of Designations for the Company's Series AA Participating Cumulative Preference Stock (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).

4.7	Form of Indenture for Debt Securities.**
4.8	Form of Debt Security.**
4.9	Form of Stock Certificate of the Company's Common Stock (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 (File Number 333-2990).
4.10	Form of Deposit Agreement.**
4.11	Form of Depositary Receipt.**
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., as to the legality of the securities.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included as part of Exhibit 5.)
24	Powers of Attorney for Trico Marine Services, Inc. and Additional Registrants (included on signature pages).
25	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.**

** To be filed by amendment or subsequently incorporated into this registration statement.

Item 17. Undertakings.

(1) Each of the undersigned Registrants hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)       Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

        (3)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (4)       Each of the undersigned Registrants hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on April 20, 2001.

TRICO MARINE SERVICES, INC.
By: /s/ Victor M. Perez Victor M. Perez Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on April 20, 2001.
Signature	Title
* Thomas E. Fairley	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer and Treasurer (Principal Financial Officer)
* Kenneth W. Bourgeois	Vice President and Controller (Principal Accounting Officer)
* Ronald O. Palmer	Chairman of the Board of Directors and Director
* H. K. Acord	Director
* Benjamin F. Bailar	Director
* Joel V. Staff	Director
*By /s/ Victor M. Perez Victor M. Perez Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on April 20, 2001.

TRICO MARINE SERVICES, INC.
By: /s/ Victor M. Perez Victor M. Perez Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on April 20, 2001.
Signature	Title
* Thomas E. Fairley	President and Chief Executive Officer (Principal Executive Officer)
* Ronald O. Palmer	Executive Vice President and Director
/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
*By /s/ Victor M. Perez Victor M. Perez Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on April 20, 2001.

TRICO MARINE SERVICES, INC.
By: /s/ Victor M. Perez Victor M. Perez Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on April 20, 2001.
Signature	Title
* Thomas E. Fairley	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
*By /s/ Victor M. Perez Victor M. Perez Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.                 Description

1	Form of Underwriting Agreement.**
4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated July 21, 1997 and filed with the Commission on August 1, 1997).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's 2000 Annual Report on Form 10-K dated February 28, 2001 and filed with the Commission on March 5, 2001).

4.3

By-Laws of the Company, as amended, effective as of February 14, 1999 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated July 21, 1997 and filed with the Commission on August 1, 1997).

4.4

Rights Agreement dated as of February 19, 1998, between Trico Marine Services, Inc. and Mellon Investor Services, L.L.C. (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).

4.5	Form of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).
4.6

Certificate of Designations for the Company's Series AA Participating Cumulative Preference Stock (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1998).

4.7	Form of Indenture for Debt Securities.**
4.8	Form of Debt Security.**
4.9	Form of Stock Certificate of the Company's Common Stock (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 (File Number 333-2990).
4.10	Form of Deposit Agreement.**
4.11	Form of Depositary Receipt.**
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., as to the legality of the securities.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included as part of Exhibit 5.)
24	Powers of Attorney for Trico Marine Services, Inc. and Additional Registrants (included on signature pages).
25	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.**

** To be filed by amendment or subsequently incorporated into this registration statement.